UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: June 29, 2007

PROVIDENCE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

TEXAS
(State or other jurisdiction of incorporation or organization)

000-30377 (Commission File Number)	06-1538201 (IRS Employer Identification Number)

Gilbert Burciaga, Chief Executive Officer
1775 Saint James Place, Suite 120, Houston, Texas 77056
(Address of principal executive offices)

(512) 970-2888
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 29, 2007, Providence Resources, Inc. (“Company”) entered into an exploration and development agreement with Miller Energy, LLC and certain of its affiliates (“Miller”) providing for the further exploration and development of the Company’s oil and gas leasehold interests in Val Verde County, Texas (“Agreement”).

The Agreement includes the following provisions:

●     Miller will undertake all activities necessary to test and develop the Company’s oil and gas leasehold interests in Val Verde County; and

●     Miller will fund up to $10,000,000 of exploration and development costs in Val Verde County through a series of convertible debentures; and

●      Miller will acquire a 10% working interest in the Company’s Val Verde County oil and gas leasehold interests; and

●     The Company will appoint a new chief executive officer affiliated with Miller; and

●     The Company will appoint two additional members to the board of directors both of whom are affiliated with Miller.

Miller, and its affiliates, is a group of privately owned oil and gas companies, based in Lafayette, Louisiana. Miller’s business operations include oil and gas interests within the Barnett Shale, in the vicinity of Fort Worth, Texas.

ITEM 5.02           DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)     Effective July 2, 2007, the board of directors of the Company accepted the resignation of Nora Coccaro as the Company’s chief executive officer, chief financial officer and principal accounting officer.

(c)     Effective July 2, 2007, the board of directors appointed Gilbert Burciaga as chief executive officer, chief financial officer and principal accounting officer.

Mr. Burciaga is a director of Miller, as well as the chairman/chief executive officer of Miller’s recently created gas marketing company, Vintage Gas Marketing, LLC. Mr. Burciaga has been involved in the natural gas supply and marketing business for over 25 years in which time he was a founding member of Dynegy, Inc. Mr. Burciaga served as one of six senior vice-presidents involved in the startup and development of Dynegy, which became a Fortune 500 trading company. Between 1992 and 1997, Mr. Burciaga was the president of NGC Energy Resources, a division of Dynegy. NGC Energy Resources focused on the acquisition and operation of downstream assets.

The appointment of Mr. Burciaga as chief executive officer, chief financial officer and principal accounting officer was included in the Agreement with Miller. Otherwise, the Company has not entered into any related party transactions with Mr. Burciaga or any employment agreement in connection with Mr. Burciaga’s appointments.

(d)     Effective July 2, 2007, the board of directors appointed Gilbert Burciaga as a member of the board of directors to serve until the Company’s next annual shareholders meeting.

The appointment of Mr. Burciaga to the board of directors was included in the Agreement with Miller. Mr. Burciaga is an affiliate of Miller, serving as a director of Miller and as a director/chief executive officer of Miller’s subsidiary Vintage Gas Marketing. The Agreement provides that both the Company and Miller waive any conflict of interest rights that may arise as result of the relationships between the parties.

The Company has not at this time determined whether Mr. Burciaga will serve on any standing committee.

Effective July 2, 2007, the board of directors appointed Edward Moses as a member of the board of directors to serve until the Company’s next annual shareholders meeting.

Mr. Moses is also a director of Miller, as well as the chairman of the board of directors of Miller Drilling, LLC. Mr. Moses has 45 years of drilling experience in the oil and gas business.  After graduating from Texas A&M with a Petroleum Engineering Degree in 1958, he went to work with Superior Oil Company in South Louisiana where he became their first drilling engineer.  While at Superior Oil, Mr. Moses worked around the world in many of the most challenging drilling environments including Alaska, the Zuyder Sea, the British North Sea, the Gulf Coast, South Africa, Australia, and the Philippines.  Mr. Moses was the first to drill a well in the Zuyder Sea, as well as offshore in South Africa, and he ran the first onshore drilling program in the U.K for Superior Oil.  By 1968 Mr. Moses was head of Superior Oil’s global drilling operations.  In 1977 Mr. Moses became an independent driller (while still working on Superior’s wells as a consultant).  Since then he has drilled more than 300 wells in South Louisiana, the North Sea, South and Central America, India and Asia.

The appointment of Mr. Moses to the board of directors was included in the Agreement with Miller. Mr. Moses is an affiliate of Miller, serving as a director of Miller and as a director/chief executive officer of Miller’s subsidiary Miller Drilling. The Agreement provides that both the Company and Miller waive any conflict of interest rights that may arise as result of the relationships between the parties.

The Company has not at this time determined whether Mr. Moses will serve on any standing committee.

ITEM 7.01           REGULATION FD DISCLOSURE

The information contained herein includes a press release attached as Exhibit 99, which is incorporated by reference into this Item 7.01 in satisfaction of the public disclosure requirements of Regulation FD. This information is “furnished” and not “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. However, this information may be incorporated by reference in another filing under the Securities and Exchange Act of 1934 or the Securities Act of 1933 only if, and to the extent that, such subsequent filing specifically references the information incorporated by reference herein.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(c)     The following exhibits are filed herewith:

Exhibit No.	Page No.	Description
10(i)	Attached	Agreement between Miller Energy, LLC., Miller Operating, LLC. and Providence Resources, Inc., dated June 29, 2007
10(ii)	Attached	Secured Revolving Convertible Promissory Note dated June 29, 2007
99	Attached	Press Release dated July 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROVIDENCE RESOURCES, INC.                                                    DATE

By: /s/ Gilbert Burciaga                                                                              July 9, 2007

Name: Gilbert Burciaga

Title: Chief Executive Officer